Exhibit 10.4
[Baker Hughes Incorporated Letterhead]

December 8, 2013

Mr. Peter A. Ragauss
2120 Troon Rd
Houston, TX 77019

Dear Peter:
In order to facilitate an orderly and seamless transition in connection with your retirement, Baker Hughes Incorporated (hereinafter referred to as the “Company”) and you desire to set forth in this letter agreement (“Agreement”) certain agreements and understandings regarding, among other things:

•	Your retirement;

•	Your terms of continued employment pending retirement;

•	Certain benefits the Company has agreed to provide to you upon the termination of your employment;

•	Your agreement to certain obligations of noncompetition, confidentiality and cooperation; and

•	Your release of any and all claims against the Company.
When you and I have signed this Agreement, it will constitute a complete agreement on all of these issues.
RETIREMENT:
You have decided to retire and resign your position as Senior Vice President and Chief Financial Officer of the Company and all other positions with the Company and its subsidiaries. In order to provide for a seamless transition, you have agreed that your retirement date will be on December 31, 2014 (the “Anticipated Retirement Date”). Unless your employment terminates earlier than the Anticipated Retirement Date, your employment will terminate on the Anticipated Retirement Date. Notwithstanding any other provision of this Agreement, however, your employment shall terminate no later than the 30th calendar day immediately following the commencement of employment by your successor in the

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Chief Financial Officer position. The actual date of your termination of employment is referred to in this Agreement as the “Effective Date.” You will resign from all positions with the Company upon the Effective Date without any further action upon your part.
PENDING RETIREMENT:
For the period preceding the Effective Date, you will continue to receive your base salary, in accordance with the Company’s executive payroll practices, which base salary will be $63,333.33 per month for 2014, and you will continue to be eligible to participate in the Company’s then-existing benefit plans, programs and policies as provided to other senior executives in accordance with their provisions, as the same may be in effect from time to time, except as otherwise specifically provided in this Agreement.
SEPARATION BENEFITS:
As you know, the Company maintains a number of employee benefit plans and compensatory arrangements in which you participate. Set forth below is description of the impact of your separation from service under these employee benefit plans and compensatory arrangements. Except as expressly provided otherwise in this Agreement, the terms of the applicable employee benefit plans and compensatory arrangements will govern and control your entitlement to employee benefits and compensation.
Health and Welfare Benefits – If you are participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all active coverage will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under the Consolidated Omnibus Benefits Reconciliation Act (COBRA), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments. You can also contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions.
You will be entitled to a lump sum payment equal to 18 times the monthly premium applicable under COBRA for continuation coverage under the Baker Hughes Incorporated Welfare Benefits Plan for yourself and any eligible dependents for the calendar month immediately preceding the Effective Date at the coverage level in effect as of the Effective Date. Such payment will be paid to you on the date that is six months after your separation from service so long as (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein), and (2) your employment with the Company is not terminated for Cause (as defined in the Baker Hughes Incorporated Annual Incentive Compensation Plan (“ICP”)) prior to the Anticipated Retirement Date.
All other health and welfare benefits will be governed by their applicable terms as affected by your termination of employment as of the Effective Date.

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Thrift Plan; Pension Plan and Supplemental Retirement Plan – You have the option of leaving your money in the Baker Hughes Incorporated Thrift Plan, or you may request a distribution of your account balance after the Effective Date. You have the option of leaving your money in the Baker Hughes Incorporated Pension Plan, or you may request a distribution of your Pension Plan benefit after the Effective Date. Your vested account balance under the Baker Hughes Incorporated Supplemental Retirement Plan (“SRP”) will be paid out according to your elections previously submitted and the terms of the SRP.
Short-Term Performance Bonuses – You will be eligible for a bonus for the 2013 performance period under both the ICP and the traditional discretionary bonus program. So long as (1) you do not resign with an effective date of resignation that is prior to the bonus payout dates under the ICP and the discretionary bonus program (or such earlier date as the Company may agree or is otherwise provided for herein) and (2) your employment with the Company is not terminated for Cause (as defined in the ICP) prior to the bonus payout dates under the ICP and the discretionary bonus program (or such earlier date as the Company may agree or is otherwise provided for herein), if your employment with the Company terminates prior to the payout dates under the ICP and the discretionary bonus program, each such bonus for the 2013 performance period, to the extent earned, will be paid to you at the same time as paid to other ICP and discretionary bonus program participants (subject to any applicable deferral election under the SRP), you will be deemed to have retired (within the meaning of the ICP), and there will be no requirement that you remain employed until the date on which the bonus is paid. For the avoidance of doubt, your target incentive opportunities for bonuses under the ICP and the discretionary bonus program for the 2013 performance period are 54% and 36% of your 2013 salary, respectively. In no event will your bonus under the discretionary bonus program for the 2013 performance period be less than 36% of your 2013 salary.
You will not be eligible for a grant of a bonus for the 2014 performance period under either the ICP or the traditional discretionary bonus program but you will be eligible for a short-term performance bonus paid outside the ICP (the “2014 Bonus”). You will earn the 2014 Bonus if (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (2) your employment with the Company is not terminated for Cause (as defined in the ICP) prior to the Anticipated Retirement Date. The 2014 Bonus will be prorated for any period of service less than 12 months during 2014 in the same manner as if you are deemed to have retired and the 2014 Bonus had been granted under the ICP. The amount of the 2014 Bonus will be an amount equal to your aggregate 90% “target” bonus opportunities under both the ICP and the discretionary bonus program for 2013 (but based upon your 2014 rate of salary), prorated for any period less than 12 months (in the manner described in the preceding sentence). The Company will pay you the amount of the 2014 Bonus, on the date that is six months following the date of your separation from service.
Performance Unit Awards – For purposes of your Performance Unit Awards granted to you under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “2002 D&O Plan”) in 2011, 2012 and 2013, you will be deemed to have “retired” (within

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the meaning of the Terms and Conditions applicable to the Performance Unit Awards) on the Anticipated Retirement Date so long as (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (2) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date. Depending on the performance results achieved, you will be eligible to receive payouts under the 2011, 2012 and 2013 Performance Unit Awards based on actual results as defined in the terms and conditions of the Performance Unit Award Agreements provided with each grant of Performance Units in 2011, 2012 and 2013, prorated, as applicable, in accordance with the terms of the Performance Unit Award Agreements. You will not be eligible for a grant of a Performance Unit Award (or any other type of long-term incentive award as may be granted in lieu of Performance Unit Awards) during 2014.
Restricted Stock Awards – So long as (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (2) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date, all substantial risk of forfeiture and transferability restrictions with respect to your then outstanding Restricted Stock Awards shall lapse immediately upon the Effective Date.
Restricted Stock Unit Awards – At the same time as grants of long-term incentive awards are made to the Company’s executives generally in January of 2014, you will be granted a restricted stock unit award (the “2014 Restricted Stock Unit Award”) that has a grant date value of two-thirds of the aggregate of the grant date values of your long-term incentive award opportunities (Performance Unit Awards, Restricted Stock Awards, and Stock Option Awards) granted in 2013. The 2014 Restricted Stock Unit Award will be paid to you in shares of the Company’s Common Stock on the date that is six months after your separation from service so long as (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein), (2) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date, and (3) you reasonably assist in the education and transitioning of your successor. The 2014 Restricted Stock Unit Award will be reduced for applicable tax withholdings.
Stock Options – So long as (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (2) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date, all of your previously granted stock options will become fully vested upon the Effective Date (to the extent they are not already fully vested) and may be exercised in accordance with the terms of the grants as if you are deemed to have retired upon the Effective Date. You will not be eligible for a grant of a stock option during 2014.

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Final Expenses – The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy.
Vacation – You will be paid for any accrued but unused vacation in accordance with the terms of the Company’s vacation pay policy.
Indemnification Rights – You will be entitled to all indemnification rights (whether insured, by contract, by resolution, pursuant to Company organization or governance documents, under applicable law or otherwise) as in effect as of the Effective Date inuring to your benefit as a result of your employment with the Company (except as may be limited by law). Such indemnification rights shall survive after the Effective Date in accordance with their applicable terms.
Miscellaneous – In the event the Company adopts a policy after the date of this Agreement related to executive compensation that could adversely affect your rights or entitlements under this Agreement, such policy will not apply to you unless otherwise required by applicable law.
Except to the extent otherwise required by law, the Company shall confer with you regarding any public disclosure, including, without limitation, any statement to the media or filing with the SEC, concerning this Agreement or your employment with or separation from the Company, and shall obtain your approval of the wording of any such disclosure prior to making such disclosure.
For the avoidance of doubt, you will not be entitled to severance benefits under the Baker Hughes Incorporated Executive Severance Plan.
COVENANTS:
Non-Solicitation
Following the Effective Date, and for a period of one (1) year thereafter, you shall not, directly or indirectly:
(a)    interfere with the relationship of the Company or any affiliate with, or endeavor to entice away from the Company or any affiliate, any individual or entity who is at the time, or has been within the prior 90 days, a material customer or material supplier of, or who has (or within the prior 90 days has had) a material business relationship with, the Company or its affiliates;
(b)    establish a business with, or cause or attempt to cause others to establish, a business with, any employee or agent of the Company or any of its affiliates, if such business is or will compete with the Company or any of its affiliates; or

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(c)    employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
Cooperation and Assistance
You agree to make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its affiliates, subsidiaries, agents, officers, directors, fiduciaries, or employees, which may be within your knowledge. You agree to reasonably cooperate with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within your knowledge while employed by the Company.
Confidentiality
During the course of your employment with the Company, you have had access and received confidential information. You are obligated to keep confidential all such confidential information for a period of one (1) year following the Effective Date. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the confidential information (i) in connection with enforcing your rights under this Agreement or any plan relevant to the terms of this Agreement, or if compelled by law or legal process, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.
Agreement to Return Company Property
Immediately prior to the Effective Date, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree that you will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates.
Non-Disparagement
You further agree that you will not engage in any act that is intended or may reasonably be expected to harm the reputation, business prospects, or operations of the Company and/or affiliates. The Company likewise agrees that it and its representatives and agents will not engage in any act that is intended or may reasonably be expected to harm your reputation or business prospects or relationships. For the avoidance of doubt, this non-disparagement provision is not intended to restrict or otherwise interfere with the duties and responsibilities of any future employment or advisory position you may hold.

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Non-Competition Agreement

For a period of one year immediately following the Effective Date, you agree that you will not be employed by or perform services for Halliburton Company, National Oilwell Varco Incorporated, Schlumberger Limited or Weatherford International Ltd. or any of their majority-owned affiliates that compete with the Company or any affiliate. Your agreement contained in this paragraph is a precondition for one-half of the payment under the 2014 Restricted Stock Unit Award and should you violate this paragraph, one-half of the 2014 Restricted Stock Unit Award shall be forfeited (the “Forfeitable Portion”) and you will be required to return to the Company such Forfeitable Portion (unreduced for tax withholdings) to the extent such Forfeitable Portion or any amount thereof has been paid to you under the 2014 Restricted Stock Unit Award. You shall bear sole responsibility for the amount of any taxes paid by you with respect to the 2014 Restricted Stock Unit Award, notwithstanding any subsequent recoupment of the Forfeitable Portion or any amount thereof by the Company pursuant to the terms of this paragraph.
MISCELLANEOUS:
Entire Agreement – This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and, except for any of the Company’s benefit plans in which you have participated as an employee and officer of the Company, this entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement.
Exclusive Choice of Law and Arbitration Agreement – This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of that State.
In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law, (ii) federal or state statutes, laws or regulations, and also to (iii) any dispute about the arbitrability of any claim or controversy. You further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement to arbitrate, completely confidential (except as to members of your immediate family and your tax and legal advisors). You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration pursuant to this arbitration provision shall be conducted, except as otherwise expressly provided herein, in accordance with the rules governing employment

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disputes then in effect of the American Arbitration Association (the “AAA”) or JAMS, including those rules applicable to the selection of a neutral single arbitrator to hear the dispute. The arbitrator shall issue his or her written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrator selected hereunder will be final and binding on both parties. The Company shall pay all administrative costs associated with the arbitration, including the arbitrator’s fees. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and you agree that a judgment of the United States District Court for the Southern District of Texas, Houston Division may be entered upon the award made pursuant to the arbitration. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release of claims executed by you as provided for in this Agreement, with any appropriate state or federal agency.
Compliance with Section 409A – The following provisions of this Agreement are included for purposes of complying with section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (collectively, “Section 409A”). For purposes of this Agreement “separation from service” has the meaning ascribed to that term in Section 409A. It is intended that the date of your separation from service will be your date of termination of employment. Provisions of this Agreement to the contrary notwithstanding, you will not receive any benefit under this Agreement to which you were not entitled otherwise than pursuant to this Agreement unless (i) you have signed and delivered to the Company (and have not revoked) a release agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”) and (ii) the period for revoking the Release Agreement shall have expired, in both cases prior to the date that is 60 days following the date of your separation from service.
Agreement Not an Employment Contract – This Agreement is not a contract between the Company and you that gives you the right to be retained in the employment of the Company. Likewise, this Agreement is not intended to interfere with the rights of the Company to terminate your employment at any time and with or without cause or to interfere with your right to terminate your employment at any time. For the avoidance of doubt, however, should the Company initiate the termination of your employment other than for Cause (as defined in the 2002 D&O Plan) at any time prior to the Anticipated Retirement Date, then such termination shall be treated as a “retirement” for purposes of your receipt of all payments and benefits provided for in this Agreement or which are modified by this Agreement as to “retirement” eligibility. For the avoidance of doubt, payments and benefits not otherwise affected by this Agreement (such as retiree health and life benefits) shall be subject to their applicable terms and conditions.
Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this

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Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.
Please initial each page and sign below.

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ENTERED INTO in Houston, Texas as of the 8th day of December 2013.
BAKER HUGHES INCORPORATED
By: /s/ Martin S. Craighead
Martin S. Craighead
Chairman of the Board, President and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 8th day of December 2013.
By: /s/ Peter A. Ragauss
Peter A. Ragauss

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EXHIBIT A

RELEASE AGREEMENT
This Release Agreement is between Peter A. Ragauss and Baker Hughes Incorporated and its subsidiaries and affiliate companies, and each of their successors, assigns, officers, directors, fiduciaries, insurers, agents and employees, shareholders, employees and representatives or other affiliated persons or entities (collectively referred to as the “Company”).

1.
Consideration. In consideration for your signing and delivering this Release Agreement, the Company agrees to pay you the 2014 Restricted Stock Unit Award and the other benefits under the agreement between you and Baker Hughes Incorporated dated December 8, 2013 (the “Agreement”) to which you would not have been entitled absent the Agreement. You acknowledge that the Company has no obligation to provide you with such benefits and that such benefits constitute a valuable consideration for your undertakings contained in this Release Agreement.

2.
General Release. In exchange for the benefits described in paragraph 1, and except as otherwise provided for in the Agreement and this Release Agreement, you are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Release Agreement, against the Company arising out of your employment, including your separation from employment. The claims you are releasing include, but are not limited to, any and all allegations that the Company:

(a)    has discriminated against you in violation of the Age Discrimination in Employment Act (“ADEA”), including the Older Workers’ Benefit Protection Act (“OWBPA”), or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state, provincial or federal laws, constitutions, regulations, ordinances or executive orders; or
(b)    has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
(c)    has violated public policy, statutory or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; or

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(d)    is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or other benefits, compensatory damages, punitive damages, and/or interest.

3.
Exclusions from General Release. Excluded from the General Release above are any claims or rights which arise after the day you sign this Release Agreement which cannot be waived by law. Also excluded are claims or rights that you may have arising out of vested rights under the applicable terms of any benefit plan, program or policy of the Company or claims or rights to benefits expressly set forth in the Agreement or this Release Agreement. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to any recovery of money in connection with such a charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission (“EEOC”) or any other federal or state agency.

4.
Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph 2 above. Besides waiving and releasing the claims covered by paragraph 2 above (as modified by paragraph 3 above), you further agree never to sue the Company in any forum for any reason respecting claims, laws or theories covered by the General Release language in paragraph 2 above (as modified by paragraph 3 above). Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company to enforce the Agreement or this Release Agreement or to challenge the validity of this Release Agreement under the ADEA. If you sue the Company in violation of this Release Agreement, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. As indicated above, it would not violate any part of this Release Agreement to bring a legal claim against the Company to enforce the Agreement or this Release Agreement, or to challenge the validity of this Release Agreement under the ADEA. However, any claim brought by you against the Company to enforce the Agreement or this Release Agreement or to challenge the validity of this Release Agreement under the ADEA must be brought in arbitration, not in a court.

5.	Non-Admissions. The fact and terms of this Release Agreement are not an admission by the Company of liability or other wrongdoing under any federal, state or local law.

6.	Additional Employee Acknowledgments. You also agree that:
(a)    you have read this entire Release Agreement, understand it, and are entering into this Release Agreement knowingly and voluntarily; and
(b)    this is an important legal document and you are being advised by this Release Agreement to consult with an attorney before signing this Release Agreement; and
(c)    you understand you may take up to 21 days to consider this Release Agreement before signing it; and

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(d)    you are not otherwise entitled to the benefits described in paragraph 1 absent the Agreement; and,
(e)    the Agreement and this Release Agreement is the entire agreement between you and the Company regarding the termination of your employment with the Company. You are entering into this Release Agreement based solely on the written terms of the Agreement and this Release Agreement and are not relying on any other representations by the Company in entering into this Release Agreement.

7.
Revocation. After you sign this Agreement, you will have 7 days to revoke it. This Agreement shall not be effective or enforceable until the revocation period has expired. If you want to revoke this Release Agreement you should deliver a written revocation by letter addressed to Senior Vice President and Chief Legal & Governance Officer, Baker Hughes Incorporated, Suite 2100, 2929 Allen Parkway, Houston, TX 77019-2118 within 7 days after you signed it.

8.
Policy Violations. You affirm you have disclosed any misconduct you are aware of including violations of Company policies, including but not limited to the Business Code of Conduct, Business Travel and Expense Reimbursement Policy, Equal Employment and Anti-Harassment Policy and the Foreign Corrupt Practices Policy.

9.
Governing Law and Agreed Forum. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, exclusive of its choice of law provisions. Should any part of this Release Agreement be found to be void, that determination will not affect the remainder of this Release Agreement. Additionally, the parties agree that this Release Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Release Agreement or as a complete defense to any claim brought by either party. Other than this exception, the parties agree that this Release Agreement will not be introduced as evidence in any proceedings or in any lawsuit.

10.
Severability and Headings. The invalidity or unenforceability of a term or provision of     this Release Agreement shall not affect the validity or enforceability of any other term or provision of this Release Agreement, which shall remain in full force and effect. Any titles or headings in this Release Agreement are for convenience only and shall have no bearing on any interpretation of this Release Agreement.

AGREED AND ACCEPTED
THIS 8th DAY OF DECEMBER 2013.

/s/ Peter A. Ragauss
Peter A. Ragauss

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